EXHIBIT 3.1(c)

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
AMERISERV FINANCIAL CORPORATION

Ameriserv Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the board of directors of Ameriserv Financial Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: that the Certificate of Incorporation of Ameriserv Financial Corporation be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

“The name of the corporation is Namibian Copper Mines, Inc.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Board of Directors has caused this certificate to be signed by Billie J. Allred, its Secretary, this 28th day of July, 1995.

NAMIBIAN COPPER MINES, INC.

/s/ Billie J. Allred

Billie J. Allred, Secretary